Exhibit 10.1

LICENSE AGREEMENT

THIS AGREEMENT is made and effective as of January_, 2020 (“Effective Date”) by and between LIFEGUARD LICENSING CORP. (“Licensor”), a corporation organized under the laws of the State of Delaware with offices at 595 Madison Avenue, Suite 1101, New York, New York I 0022 and Canbiola, Inc., a corporation organized under the laws of the State of Florida with offices at 960 South Broadway, Suite 120, Hicksville, New York 11801 (“Licensee”).

W I T N E S S E T H:

A. Licensor and its affiliates have established a high-standing and reputation with the public for highest quality products.

B. The preservation of the reputation and prestige of Licensor, its affiliates, and their trademarks is of paramount importance and Licensor must have and retain the right to take such actions as are necessary to ensure that all activities in connection with the design, development, manufacture, marketing, promotion, distribution or sale of products uphold and conform to the reputation and prestige of such trademarks as designations for highest quality products.

C. Licensee has significant experience and expertise in the manufacture, marketing, distribution and/or sale of certain “Products” (as defined below), and/or in the maintenance and buildup of brand value, and Licensor is entering into this Agreement in order to obtain such experience and expertise for the benefit of the “Brand” (as defined below); moreover, the parties acknowledge that Licensee’s failure to perform certain of its material obligations under this Agreement may result in damage to the value of Licensor’s “Brand” (as defined below) and its good will, in the minds of the trade and the public within the “Territory” (as defined below).

D. Licensee hereby desires to be granted the right hereunder to use the mark “LIFEGUARD” (the “Licensed Mark”) throughout the territory set forth on Schedule A attached hereto (the “Territory,” with countries within the Territory sometimes referred to individually as a “Country” and/or collectively as “Countries”) in connection with the manufacture, marketing, distribution and sale of the products set forth on Schedule A attached hereto (“Products”).

E. The term “Brand” as used herein means the “LIFEGUARD” brand.

NOW, THEREFORE, in consideration of the promises and agreements set forth herein, the parties, each intending to be legally bound hereby, do promise and agree as follows.

1. License Grant.

1.1 Licensor hereby grants to Licensee a non-exclusive (or an exclusive as otherwise expressly defined in Schedule A attached hereto and made a part hereof by incorporation), non transferrable, and non-sublicensable, license to use the Licensed Mark in the Territory solely in connection with the manufacture, marketing, distribution and sale of Products strictly in accordance with the terms of this Agreement. Products bearing the Licensed Mark that are sold by Licensee hereunder are referred to as “Licensed Products.” It is understood and agreed that this license shall pertain only to the Licensed Products and does not extend to any other product or service.

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1.2 Licensed Products shall be of a fabrication, styling, and quality reasonably appropriate for the Brand. All Licensed Products shall be constructed of such quality, materials, componentry, and design as are approved in advance by Licensor in accordance with the provisions hereof.

1.3 All Licensed Products shall bear the Licensed Mark in the form and manner reasonably approved by Licensor and no Licensed Product shall be sold by Licensee under any mark or other designation other than the Licensed Mark.

1.4 Licensor reserves all rights, express or implicit, to the Licensed Mark, except those which are granted specifically to Licensee hereunder, including the right to register and use any domain names that include or relate to the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof, and Licensor may exercise such rights in whole or in part at any time.

1.5 The rights granted to Licensee do not include the right to operate a boutique or in- store concession under the Licensed Mark or any variation, simulation, derivation, and/or abbreviation thereof or otherwise sell Licensed Products at retail.

1.6 Licensee shall use its reasonable best efforts to develop and promote Licensed Products, to exploit the rights granted to it throughout the Territory and vigorously promote the sale of Licensed Products consistent with the high standards and prestige of the Licensed Mark. It is anticipated that Licensee shall set its wholesale prices of Licensed Products at a level that would encourage the development of sales of Licensed Products while maintaining the image and prestige of the Brand. However, Licensee shall set its wholesale prices for Licensed Products in its sole and absolute discretion.

1.7 Licensed Products shall not be (i) exported from the Territory, (ii) sold outside the approved distribution channels within the Territory, or (iii) sold to a retail customer if Licensee has reason to believe that such retail customer may divert Licensed Products, including by reason of a previous history of diversion of Licensed Products, other Products or any other products. To “divert” means, for retail customers, to resell or otherwise transfer Licensed Products other than to consumers.

2. Term of the Agreement. This Agreement and the provisions hereof, except as otherwise provided, commence on the date hereof and shall continue through for the period set forth on Schedule A attached hereto (the “Term”).

3. Royalty/Marketing.

3.1 In consideration for the license granted hereunder, Licensee agrees to pay to Licensor, during the Term of this Agreement (including any Sell-Off period pursuant to Paragraph 10 below), a royalty in the amount set forth in Schedule A attached hereto (the “Royalty”) based on Licensee’s Net Sales (as defined below) of Licensed Products.

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3.2 Licensee shall account for and pay the Royalty within thirty (30) days after the close of each calendar quarter during each Annual Period (each such quarterly period, the “Royalty Period”).

3.3 With each Royalty Payment, Licensee shall provide Licensor with a written royalty statement in a form reasonably acceptable to Licensor. Such royalty statement shall be certified as accurate by a duly authorized financial officer of Licensee, reciting on a country-by-country basis, the stock number, item, units sold, description, quantity shipped, gross invoice, amount billed customers less discounts, returns and reportable sales for each Licensed Product. Such statements shall be furnished to Licensor whether or not any Licensed Products were sold during the Royalty Period.

3.4 Licensee agrees to pay to Licensor a Guaranteed Minimum Royalty in accordance with the terms of Schedule A attached hereto (the “Guaranteed Minimum Royalty”). As recited in Schedule A, a portion of the Guaranteed Minimum Royalty for the first year shall be payable as an Advance against royalties (the “Advance”). The actual royalty payments shall reflect the amount of all Guaranteed Minimum Royalty payments including any Advances made.

3.5 “Net Sales” shall mean Licensee’s gross sales (the gross invoice amount billed customers) of Licensed Products, less discounts, rebates and freight charges actually shown on the invoice and, further, less any bona fide returns (net of all returns actually made or allowed as supported by credit memoranda actually issued to the customers). No other costs incurred in the manufacturing, selling, advertising, and distribution of the Licensed Products shall be deducted nor shall any deduction be allowed for any uncollectible accounts or allowances. The Licensed Products shall not be used as give-a-ways and/or premiums without the prior written consent of Licensor.

3.6 A Royalty obligation shall accrue upon the sale of the Licensed Products regardless of the time of collection by Licensee. For purposes of this Agreement, a Licensed Product shall be considered “sold” upon the date when such Licensed Product is billed, invoiced, shipped, or paid for, whichever event occurs first.

3.7 If Licensee sells any Licensed Products to any party affiliated with Licensee, or in any way directly or indirectly related to or under the common control with Licensee, at a price less than the regular price charged to other parties, the Royalty payable Licensor shall be computed on the basis of the regular price charged to other parties.

3.8 The receipt or acceptance by Licensor of any royalty statement, or the receipt or acceptance of any royalty payment made, shall not prevent Licensor from subsequently challenging the validity or accuracy of such statement or payment.

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3.9 Upon expiration or termination of this Agreement, all Royalty obligations, including any unpaid portions of the Guaranteed Minimum Royalty, shall be accelerated and shall immediately become due and payable.

3.10 Licensee’s obligations for the payment ofa Royalty and the Minimum Royalty shall survive expiration or termination of this Agreement and will continue for so long as Licensee continues to manufacture, sell or otherwise market the Licensed Products.

3.11 All payments due hereunder shall be made in United States currency drawn on a United States bank, unless otherwise specified between the parties.

3.12 Late payments shall incur interest from the date originally due at the lower of (i) the prime rate prevailing in New York City at Citibank, N.A. during the period of delinquency plus three (3) percentage points or (ii) the maximum rate of interest that can be legally charged to Licensee.

3.13 Licensee shall expend not less than $300,000 in the aggregate during the initial term hereof on marketing and public relations expenses featuring Licensed Products which have been approved by Licensor in accordance with the terms of this Agreement.

4. Audit.

4.1 Licensor shall have the right, upon reasonable notice, to inspect Licensee’s books and records and all other documents and material in the possession of or under the control of Licensee with respect to the subject matter of this Agreement at the place or places where such records are normally retained by Licensee. Licensor shall have free and full access thereto for such purposes and shall be permitted to be able to make copies thereof and extracts therefrom.

4.2 In the event that such inspection reveals a discrepancy in the amount of Royalty owed Licensor from what was actually paid, Licensee shall pay such discrepancy, plus interest, calculated at the rate of one percent (1%) per month, or the maximum rate allowed by law iflower. In the event that such discrepancy is in excess of five percent (5%) Licensee shall also reimburse Licensor for the reasonable cost actually incurred of such inspection (including reasonable attorney’s fees) incurred in connection therewith.

4.3 All books and records relative to Licensee’s obligations hereunder shall be maintained and kept reasonably accessible and available to Licensor for inspection for at least three

(3) years after termination of this Agreement.

4.4 In the event that an investigation of Licensee’s books and records is made, certain confidential and proprietary business information of Licensee may necessarily be made available to the person or persons conducting such investigation. It is agreed that such confidential and proprietary business information shall be retained in confidence by Licensor and shall not be used by Licensor or disclosed to any third party, except for Licensor’s attorney’s, accountants and business representatives on a need to know basis, or without the prior express written permission of Licensee unless required by law. It is understood and agreed, however, that such information may be used in any proceeding based on Licensee’s failure to pay its Royalty obligation.

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5. Warranties and Representations.

5.1 Licensor warrants and represents that:

5.1.1 it has the right, power and authority to enter into this Agreement; and

5.1.2 this Agreement does not contravene any other agreement to which Licensor is a party.

5.2 Licensee warrants and represents that:

5.2.1 it has full right, power and authority to enter this Agreement and the execution, delivery and performance of this Agreement has been duly authorized by all appropriate corporate action;

5.2.2 this Agreement does not contravene any other Agreement to which Licensee is a party;

5.2.3 the Licensed Products and the manufacture, distribution, packaging, promotion, advertising and labels associated with the Licensed Products shall fully comply with all applicable laws and regulations;

5.2.4 the packaging, promotional and advertising materials associated with the Licensed Products will not infringe upon the copyrights, patents, trademarks, trade dress, or other intellectual property rights of any person, film, or entity.

5.2.5 it will use its best efforts to promote, market, sell and distribute the Licensed Products;

5.2.6 it has sufficient capital to operate and satisfy all financial obligations hereunder;

5.2.7 it shall be solely responsible for the manufacture, production, sale and distribution of the Licensed Products and will bear all related costs associated therewith; and

5.2.8 Licensee agrees that it will not engage in any act or omission which may diminish or impair the good will, name or reputation of either Licensor or the Trademark including, but not limited to, utilizing any plant which manufactures Licensed Products in violation of the laws of the country in which the plant is located. Licensee further agrees not to employ workers under age sixteen (16) in any plant which manufactures Licensed Products.

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5.3 It is the intention of the parties that Licensee shall introduce the Licensed Products in all countries in the Territory on or before the Product Introduction Date recited in Schedule A and commence shipment of Licensed Products in all countries in the Territory on or before the Initial Shipment Date recited in Schedule A. Wilful failure to meet either the Product Introduction Date or the Initial Shipment Date shall constitute grounds for immediate termination of this Agreement by Licensor.

6. Notices, Quality Control; Samples and Approvals.

6.1 The License granted hereunder is conditioned upon Licensee’s full and complete compliance with the marking provisions of the Trademark, patent and copyright laws of the United States and other countries in the Territory. Licensee’s right to sell Licensed Products in a country in the Territory is subject to any restrictions imposed by the government of the United States on the sale of products to customers in such country.

6.2 The Licensed Products, as well as all promotional, packaging and advertising material relative thereto, shall include all appropriate legal notices as required by Licensor.

6.3 The Licensed Products shall be of a high quality which is at least equal to comparable products manufactured and marketed by Licensee and in conformity with a sample approved in writing by Licensor.

6.4 If the quality of any Licensed Product falls below the quality, as previously approved by Licensor, Licensee shall use its reasonable best efforts to restore such quality. In the event that Licensee has not taken appropriate steps to restore such quality within fifteen (15) days after notification by Licensor, and has not cured such quality within thirty (30) days after notification by Licensor, then, in such event, Licensor shall have the right to terminate this Agreement.

6.5 Prior to the commencement of manufacture and sale of the Licensed Products hereunder, Licensee shall submit to Licensor, at no cost to Licensor and for written approval as to quality, six (6) sets of samples of all Licensed Products that Licensee intends to manufacture and sell and one (I) complete set of all promotional and advertising material associated therewith. Licensor’s approvals pursuant to this Agreement may be based solely on Licensor’s subjective standards, including its aesthetic judgment regarding design, advertising, marketing and exploitation and the Brand, and may be withheld in Licensor’s sole and absolute discretion. Once such samples have been approved by Licensor, Licensee shall not materially depart therefrom without Licensor’s prior express written consent, which shall not be unreasonably withheld or delayed.

6.6 Licensee acknowledges that, while Licensor may disapprove an item submitted for its approval hereunder, Licensor may not be able to express with any specificity its objection to and/or the reason for its disapproval of any particular item submitted for its approval hereunder.

6.7 At least once during each calendar year, Licensee shall submit to Licensor, for approval, an additional six (6) sets of samples of all Licensed Products and one set of all promotional and advertising materials that Licensee intends to use in connection with the Licensed Products.

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6.8 Licensee agrees to permit Licensor or its representative to inspect the facilities where the Licensed Products are being manufactured and packaged at any time so requested by Licensor.

6.9 All Licensed Products shall be manufactured, offered for sale, sold, labeled, packaged and distributed, and advertised, marketed, promoted, publicized and otherwise exploited, in accordance with all applicable laws and regulations throughout the Territory and the countries in which Licensed Products are produced, including all child and other labor laws and regulations, all customs requirements and country of origin regulations, those laws and regulations relating to health and safety, such as flammability-related laws and regulations, and those laws and regulations relating to the disclosure of information to the consumer, such as truth-in-advertising and labeling laws and regulations. Licensee shall monitor the performance of its manufacturers to assure compliance with these laws and regulations in accordance with the laws of the countries and the countries in which Licensed Products are produced. Licensee promptly shall notify Licensor upon learning of a failure by any manufacturer to comply with any such laws or regulations and shall take all corrective actions as may be reasonably necessary or appropriate to prevent the failure from recurring; and Licensee immediately shall terminate any manufacturer that intentionally or repeatedly fails to comply with any such laws or regulations. Licensee also shall test (or have the manufacturers test), as appropriate, all Licensed Products, using independent certified laboratories, to determine physical properties and all other required data, and provide Licensor, upon request, with copies of all test results.

6.10 Licensee shall not, without prior written consent of Licensor, manufacture any Licensed Products during the last two (2) calendar quarters of the Term unless a valid purchase order for Licensed Product is received by Licensee which requires delivery of Licensed Product prior to the end of the Term.

7. Notice and Payment.

7.1 Any notice required to be given pursuant to this Agreement shall be in writing and delivered personally to the other designated party or delivered by a recognized national overnight courier service, to the party concerned at the address set forth on Schedule A attached hereto (or such other address as a party may specify by notice in writing to the other).

8. The Licensed Mark

8.1 Licensee shall use and display the Licensed Mark only in the form and manner designated or approved by Licensor from time to time hereunder. Licensor shall notify Licensee ifit elects to change the form of the Licensed Mark and Licensee shall effect the change as promptly as reasonably practicable. However, if, after the change has been effected, Licensee has an inventory of Licensed Products bearing the previous form of the Licensed Mark, Licensee may sell off such Licensed Products, in the ordinary course.

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8.2 Both during and after the term of this Agreement, Licensee shall not use the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof, in whole or in part, as a corporate name, trade name, domain name or otherwise except as expressly provided in this Agreement. Licensee shall not join any name(s) with the Licensed Mark so as to form a new mark. Licensee shall not use any name in connection with the Licensed Mark in any materials or other printed matter. In that regard, Licensee acknowledges that Licensor has not authorized Licensee to use the Licensed Mark or any designation or identification relating to the Licensed Mark, Licensor or any Licensed Product, other than as specifically provided in this Agreement. Licensee shall not sign the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof to any contracts, leases, bills of sale or other instruments or hold itself out as a partner or co-venturer or as a general or special agent of Licensor, nor shall Licensee establish any bank accounts under the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof.

8.3 Licensee acknowledges that, as between Licensee and Licensor, Licensor is the owner of all right, title and interest in and to the Licensed Mark throughout the Territory in any form or embodiment thereof and is also the owner of the goodwill attached or that shall become attached to the Licensed Mark in connection with the business and goods in relation to which the same has been, is or shall be used. Sales by Licensee shall be deemed to have been made by Licensor for purposes of trademark registration and, in that regard, all uses of the Licensed Mark by Licensee shall inure to Licensor’s benefit. Neither Licensee nor any of its affiliates (including Affiliated Distributors) or any of the respective managers, officers, directors, members, shareholders, owners, employees and agents of Licensee or any of its affiliates shall do anything or suffer anything to be done, whether under or in connection with the business to be conducted hereunder or this Agreement or otherwise, that may, directly or indirectly, (a) adversely affect any rights of Licensor in and to the Licensed Mark or any registrations thereof, (b) reduce or dilute the value of the Licensed Mark or (c) disparage, dilute, detract from or reflect adversely upon the Image and, in that regard, Licensee shall adopt and implement rigorous quality control systems for Licensed Products. Hereinafter, any of the affiliates of Licensee and any of the respective managers, officers, directors, members, shareholders, owners, employees and agents of Licensee or any of its affiliates shall be referred to collectively as the “Licensee Group.” Neither Licensee nor any member of the Licensee Group shall seek to register the Licensed Mark or any component, variation, simulation, derivation or abbreviation thereof in any jurisdiction as a trademark or service mark for any products or services. The provisions of and the obligations of Licensee and the members of the Licensee Group shall survive Termination.

8.4 Licensee, at its expense, shall execute any documents, including registered user agreements and short form license agreements, required to confirm Licensor’s ownership of all rights in and to the Licensed Mark and the respective rights of Licensor, Licensor and Licensee under or in connection with this Agreement.

8.5 Licensee shall cooperate with Licensor in connection with the filing and prosecution of applications in Licensor’s name to register the Licensed Mark for Products in the various countries within the Territory. All costs reasonably incurred by Licensor in connection therewith, including the costs of prosecuting or defending opposition and cancellation proceedings and obtaining clearance negotiated payments and the costs of the maintenance and renewal of any registrations that hereafter may issue, as well as attorneys’ fees, search costs and filing fees, shall be solely and exclusively borne by Licensor.

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8.6 Licensee shall not use the Licensed Mark, nor may any Licensed Products be advertised, marketed, promoted, publicized or otherwise exploited or distributed, offered for sale or sold, (A) in any Country in which the Licensed Mark had not theretofore been registered in the applicable trademark class for Products or an application to register the Licensed Mark in such class for Products has not theretofore been filed, until (I) an appropriate trademark search has been conducted and an application to register the Licensed Mark for Products has been filed in such Country or (2) Licensor determines that it would be preferable not to seek to register the Licensed Mark for Products in such Country but that there is no material impediment to the use of the Licensed Mark therein, and (3) Licensor notifies Licensee that it may do so, and (B) in a British Commonwealth Country, or any other Country where required, prior to the execution of a registered user agreement or similar type agreement approved by Licensor and the filing thereof with the appropriate governmental agency.

8.7 Licensee shall use the Licensed Mark in each country strictly in compliance with the legal requirements of, or in effect within, each such country. Licensee shall place on all Licensed Products and all ancillary materials all legends, markings and notices (i) required to give appropriate notice of any trademark or other rights in or to the Licensed Mark in accordance with the governing trademark and other applicable laws, rules and regulations of, or in effect within, the various countries or (ii) otherwise reasonably requested by Licensor.

8.8 Neither Licensee nor any member of the Licensee Group shall challenge Licensor’s ownership of or the validity of the Licensed Mark, any application for registration or registration of the Licensed Mark or any rights of Licensor or Licensor in the Licensed Mark. The provisions of and the obligations of Licensee and the members of the Licensee Group shall survive Termination.

8.9 If Licensee learns of any infringement, imitation or counterfeiting of the Licensed Mark or Licensed Products or of any use of a trademark similar to the Licensed Mark or of any instances of the importation and sale in any country of otherwise legitimate Products bearing the Licensed Mark (including Licensed Products) by any third party, it shall notify Licensor thereof. Upon receipt of Licensee’s notice or when any such situation comes to their attention, Licensor and Licensor shall take such action as they in their sole discretion deem advisable for the protection of their rights in and to the Licensed Mark and Licensed Products. If requested by Licensor, Licensee shall reasonably cooperate with and follow the reasonable directions of Licensor in connection therewith, including by conducting investigations to determine the extent of the infringement or counterfeiting activity, acting as a plaintiff or co-plaintiff in lawsuits and causing its officers to execute pleadings and other related documents. Licensor shall not be required to take any action if it deems it inadvisable to do so (and in its sole discretion may discontinue any action it may commence) and Licensee may not take any action with respect to the Licensed Mark or the counterfeiting or diversion of Licensed Products without Licensor’s prior approval. The costs, fees and expenses (including investigatory expenses and legal expenses such as attorneys’ fees, court costs and filing fees) incurred in connection with any action relating to Products taken hereunder shall be borne by Licensee.

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9. Intellectual Property Rights

9. 1 Any trademark, copyright, design right, moral right or similar such right and any other intellectual property right in or that may be created in any Licensed Products (or any aspect thereof) or any packaging materials or marketing materials, including photographs, designed or approved by Licensor (each an “IP Right”) shall be, as between Licensor and Licensee, the exclusive property of Licensor. If any of such Licensed Products (or any aspect thereof) or packaging materials or marketing materials are not designed and/or created by Licensor or its designee, they shall be deemed “works made for hire” for Licensor or its designee within the meaning of the U.S. Copyright Law and/or other applicable comparable laws or, if they do not so qualify, all ownership rights thereto, including any of Licensor’s IP Rights therein, shall be deemed assigned to Licensor or its designee. Licensee shall cooperate with the owner thereof in the preparation, filing and prosecution of applications in the name of Licensor or its designee to record any claims to Licensor’s IP Rights in any Licensed Product (or any aspect thereof), packaging material or marketing material. Neither Licensee nor any member of the Licensee Group shall do anything or suffer anything to be done that may affect adversely any of the rights of Licensor or its designee in Licensed Products (or any aspect thereof) or in any packaging materials or marketing materials, including filing any application in its name to record any claims to any of Licensor’s IP Rights in any Licensed Products (or any aspect thereof) or in any packaging materials or marketing materials, and shall do all things required by Licensor to preserve and protect those rights, including placing the copyright notice specified by the Universal Copyright Convention or otherwise on all Licensed Products, and on all packaging materials and marketing materials.

9.2 Licensee represents and warrants that the Licensed Products and the materials used in connection with Licensed Products, as well as any product names adopted for use in connection with any particular Licensed Products, will not violate the intellectual property rights of any third party and it shall be Licensee’s responsibility, at its expense, to obtain all necessary clearances for the Licensed Products, the materials and the product names used in connection with Licensed Products.

10. Termination. The following termination rights are in addition to the termination rights provided elsewhere in the Agreement:

10.1 Immediate Right of Termination. Licensor shall have the right to immediately terminate this Agreement by giving written notice to Licensee in the event that Licensee does any of the following:

10.1.1 fails to meet the Product Introduction Date or the Initial Shipment Date as specified in Schedule A;

10.1.2 after having commenced sale of the Licensed Products, fails to sell Licensed Products for two (2) consecutive Royalty Periods; or

10.1.3 fails to obtain or maintain general liability insurance in the amount and of the type provided for herein; or

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10.1.4 files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if the Licensee discontinues its business or a receiver is appointed for the Licensee or for the Licensee’s business and such receiver is not discharged within thirty (30) days; or

10.1.5 breaches any of the provisions of this Agreement relating to the unauthorized assertion of rights in the Property and/or the Trademark; or

10.1.6 fails, after receipt of written notice from Licensor, to immediately discontinue the distribution or sale of the Licensed Products or the use of any packaging or promotional material which does not contain the requisite legal legends; or

10.1.7 fails to make timely payment of Royalties when due if not cured within ten (10) days upon notification.

10.2 Immediate Right to Terminate a Portion. Licensor shall have the right to immediately terminate the portion(s) of the Agreement relating to any Product(s) and/or for any country in the Territory if Licensee, for any reason, fails to meet the Product Introduction Dates or the Initial Shipment Dates specified in Schedule A or, after the commencement of manufacture and sale of a particular Licensed Product in a particular country, ceases to sell commercial quantities of such Licensed Product in such country for two (2) consecutive Royalty Periods.

10.3 Right to Terminate on Notice. This Agreement may be terminated by either party upon at least thirty (30) days prior written notice to the other party hereto in the event of a material breach of a material provision of this Agreement by the other party, provided that, during the thirty

(30) days period, the breaching party fails to cure such breach.

10.4 Additional Termination Right. Licensee shall have the additional rights of termination as set forth in Schedule A.

11. Post Termination Rights.

11.1 Not less than thirty (30) days prior to the expiration of this Agreement or immediately upon termination thereof, Licensee shall provide Licensor with a complete schedule of all inventory of Licensed Products then on-hand (the “Inventory”).

11.2 Upon expiration or termination of this Agreement, except for reason of a material breach of Licensee’s duty to comply with the quality control or legal notice marking requirements, Licensee shall be entitled, for an additional period of three (3) months (the “Sell-off Period”) and on a non-exclusive basis, to continue to sell such Inventory. Such sales shall be made subject to all of the provisions of this Agreement and to an accounting for and the payment of a Royalty thereon. Such accounting and payment shall be due and paid within thirty (30) days after the close of the Sell-off Period.

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11.3 Upon the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement shall forthwith terminate and immediately revert to Licensor and Licensee shall immediately discontinue all use of the Property and the like, at no cost whatsoever to Licensor.

11.4 Upon termination of this Agreement for any reason whatsoever, Licensee agrees to immediately return or provide certified proof of destruction to Licensor all material relating to the Property including, but not limited to, all artwork, color separations, prototypes and the like, as well as any market studies or other tests or studies conducted by Licensee with respect to the Property, at no cost whatsoever to Licensor.

12. Infringements. When Licensee becomes aware that a third party is or may be engaged in the unauthorized use of the Property or Trademark, Licensee shall promptly give Licensor written notice thereof, which notice shall fully describe the potentially infringing actions by such third party. Licensee shall not take any other action regarding such infringement or possible infringement without Licensor’s written approval. Licensee shall cooperate with the Licensor at no out-of-pocket expense to Licensee in connection with any action taken by the Licensor to terminate infringements. After each Party is reimbursed for any cost or expenses actually incurred in pursuing an infringement, Licensee shall share with Licensor, on a pro-rata basis, in the proceeds of any award from or settlement of an infringement action to the extent that such award or settlement reflects damages to Licensee’s rights.

93. Indemnity.

93.1 Licensee agrees to indemnify and hold Licensor harmless from all third party claims, liabilities, causes of action, judgments, damages, losses and expenses (including reasonable attorneys’ fees) arising out of or resulting from (i) any breach by Licensee of any representation, warranty, term and/or covenant herein; (ii) any actual or alleged defects in Licensed Products including the packaging or in its manufacture or distribution whether or not grounded in products liability or breach of warranty (as to performance characteristics or otherwise); (iii) any use, manufacture, distribution or sale of Licensed Products; or (iv) any actual or alleged infringement of any patents, copyrights, trademarks or other rights such as trade secrets and rights of publicity and privacy resulting from the manufacture, distribution, sale and advertisement of Licensed Products.

93.2 Licensor agrees to indemnify and hold Licensee harmless from all third party claims, liabilities, causes of action, judgments, damages, losses and expenses (including reasonable attorneys’ fees) arising out of any breach of Licensor’s representations and warranties; provided however, that such indemnity shall only be applicable in the event of a final decision by a court of competent jurisdiction from which no appeal of right exists. Further, this indemnity does not cover any modifications or changes made to the Property or Trademark by Licensee.

93.3 Paragraphs 13.1 and 13.2 shall survive the expiration or termination of this Agreement.

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1 04. Insurance. Licensee shall, at its own expense, procure and maintain in full force and effect for so long as Licensed Products are sold, with an insurance carrier with the highest rating established by Best’s Rating Guide, (i) a comprehensive general liability and product liability insurance policy with respect to Licensed Products and this Agreement, with a limit ofliability of not less than US$2,000,000.00, (ii) commercial automobile liability insurance with limits ofbodily injury and property damage of not less than US$ I,000,000.00 per occurrence, and (iii) workers’ compensation insurance with statutory limits and with an employer liability limit of at least US$2,000,000. Each such insurance policy shall be written for the benefit of Licensee, Licensor and the other members of the Lifeguard Group, shall be designated expressly as primary insurance and shall provide for at least thirty (30) days prior written notice to Licensee and Licensor of the cancellation or substantial modification thereof. If the insurance policy is canceled, it shall be replaced by a substantially equivalent policy prior to its cancellation. Licensee may obtain the insurance in conjunction with a policy of liability insurance that covers products other than Licensed Products. Licensee and its insurers shall waive all rights of subrogation against one another for property damage claims. Licensee shall deliver a certificate of insurance to Licensor promptly upon its issuance and shall furnish to Licensor evidence of the maintenance of the policy upon request. Nothing in this Section 14 is intended to limit or affect the indemnification provisions of Section 13.I.

115. Force Majeure. It is understood and agreed that in the event of an act of the government, or war conditions, or fire, flood or labor trouble in the factory of Licensee or in the factory of those manufacturing parts necessary for the manufacture of the Licensed Products, which prevents the performance by Licensee of the provisions of this Agreement, then, in such event, such nonperformance by Licensee shall not be considered as grounds for material breach of this Agreement and such nonperformance shall be excused while the conditions herein prevail and for two (2) months thereafter; provided, however, that in no event shall such nonperformance by Licensee be excused due to any such event for longer than ninety (90) consecutive days. In addition, Licensor shall have the right to terminate this Agreement if any matter referred to in this Paragraph 15 continues for longer than thirty (30) consecutive days or sixty (60) days in the aggregate.

16. Governing Law. This Agreement shall be enforced, governed by, and the rights of the parties shall be construed in accordance with, the laws of the State of New York applicable to contracts made and fully performed therein, without regard to the conflicts of law provisions thereof.

17. Jurisdiction and Disputes.

17.1 Except as specifically set forth in this Agreement, all disputes, controversies and claims arising out of or relating to this Agreement except disputes, controversies and claims relating to or affecting Licensor’s ownership of or the validity of the Licensed Mark or any registration thereof, or any application for registration thereof (“Licensed Mark Disputes”) be settled and determined by arbitration in New York City before a Commercial Panel of three arbitrators in accordance with and pursuant to the then existing Commercial Arbitration Rule the American Arbitration Association. The arbitrators, in their discretion, may award speci performance or injunctive relief (but not punitive damages) (and reasonable attorneys’ fees and expenses) to any party in any arbitration and the courts also may do so with regard to injunctive relief sought by Licensor and with regard to Licensed Mark Disputes (collectively, “Court Actions”). However, in any arbitration proceeding, the arbitrators may not change, modify or alter any express condition, term or provision hereof, and to that extent the scope of their authority is expressly limited. The arbitration award shall be final and binding upon the parties and judgment may be entered thereon in any court having jurisdiction. The service of any notice, process, motion or other document in connection with an arbitration or for the enforcement of any arbitration award may be made in the same manner that Notices may be given under Section 7.1.

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17.2 Court Actions shall be brought in New York City in any court having jurisdiction, except that Licensor also may bring an injunctive proceeding in any jurisdiction where appropriate by reason of its subject matter. Licensor and Licensee irrevocably submit to the jurisdiction of the state and Federal courts in New York City and the courts in such other jurisdictions in Court Actions and waive any claim or defense of inconvenient forum or lack of personal jurisdiction in such forum under any applicable law or decision or otherwise. Service of any notice, process, motion or other document in connection with a Court Action may be made in the same manner that Notices may be given under Section 7.1. However, Licensor may serve process in any manner permitted by the laws of the State ofNew York, or by the state or Federal courts located therein, or by the laws or courts of any applicable Country or any subdivision thereof.

18. Confidentiality. All of the contents of this Agreement and all information relating to the business, operations and personnel of the Licensor that Licensee learns or has learned during or prior to the term of this Agreement, including all financial information and business plans relating to the business of Licensor or any of its affiliates, and all creative concepts, including the marketing, advertising and promotional concepts and plans that Licensor provides to Licensee or that Licensor approves for use in connection with Licensed Products (“Confidential Information”), are its valuable property. Licensee acknowledges the need to preserve the confidentiality and secrecy of the Confidential Information. Therefore, during the term of this Agreement and thereafter, neither Licensee nor any member of the Licensee Group shall use or disclose any of the Confidential Information, except for such use by or on behalf ofLicensee that is permitted under this Agreement. Licensee shall take all necessary steps to ensure that any use by it and those acting on its behalf, including the members of the Licensee Group, and its suppliers, shall preserve the confidentiality and secrecy thereof. In that regard, Licensee shall implement appropriate internal procedures to ensure that those individuals working for the business do not share Confidential Information with other employees of Licensee (or any other person). Licensee shall indemnify the Licensor against any damage that may be suffered by any of them as a result of any breach by Licensee, any of the members of the Licensee Group, or any of Licensee’s suppliers of the provisions of this Section. The provisions of and the obligations of Licensee and the members of the Licensee Group shall survive Termination.

19. Waiver. No waiver by either party of any material default shall be deemed as a waiver of prior or subsequent default of the same or other provisions of this Agreement.

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20. Severability. Whenever possible, each provision of the Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any term, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause or provision and such invalid term, clause or provision shall be deemed to be severed from the Agreement.

21. No Joint Venture. Nothing contained herein shall constitute this arrangement to be employment, a joint venture or a partnership. Furthermore, the Parties hereto fully intend to act and perform as independent contractors, and the provisions hereof are not intended to create any agency, partnership,joint venture, employment relationship and/or other fiduciary relationship of any kind and/or nature whatsoever between the parties hereto other than that of independent parties contracting with each other solely to carry out the provisions of this Agreement for the express purposes recited herein. Each party hereto shall be, and shall remain, the employer of its own respective agents, servants, employee and/or consultants. Such personnel shall at no time be deemed to be the agents, servants, employee and/or consultants of the other party hereto and shall not be entitled and/or be eligible to participate in any manner whatsoever in any benefits and/or privileges (including, but not limited to, health insurance, dental insurance, disability insurance, vacation pay, sick leave, retirement benefits, pension plans, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or other benefits etc., if any, on account ofthis Agreement) of any kind and/or nature whatsoever provided and/or extended by the other Party to such other party’s own members, officers, directors, agents, servants, employees and/or contractors in connection therewith. Each party hereto agrees to be solely and entirely responsible for paying any and all applicable taxes required by law such as payroll, income, withholding and social security taxes.

22. Assignability. The performance of Licensee is of a personal nature and, therefore, neither this Agreement nor the license or other rights granted to Licensee may be assigned, sublicensed or transferred by Licensee and any attempted assignment, sublicense or transfer, whether voluntary or by operation of law, directly or indirectly, shall be void and of no force or effect. The direct or indirect transfer or issuance of shares of Licensee or the direct or indirect transfer (including by entering into a stockholders or other agreement or by granting a proxy) of the voting rights of shares or the issuance by Licensee of any other voting securities or the entering into by Licensee of a management or other agreement with a party that is not controlled by or under the common control of Licensee, shall constitute an impermissible transfer if, and only if, it limits or reduces in any material respect the rights or ability of Licensee to control the Business. This Agreement shall inure to the benefit of and shall be binding upon the parties, Licensor’s successors and assigns and Licensee’s permitted successors and assigns.

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23. Integration. This Agreement constitutes the entire understanding of the parties, and revokes and supersedes all prior agreements between the parties, including any option agreements which may have been entered into between the parties, and is intended as a final expression of their Agreement. It shall not be waived, modified, amended and/or chagned except in writing signed by the parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may be in conflict with said Agreement. This Agreement contains all the terms, provisions, covenants and/or promises of any kind and/or nature whatsoever entered into by and between the parties hereto concerning this Agreement and shall merge and supersede any and all prior and/or other terms, agreements, provisions, covenants, and/or conditions, if any, not expressly set forth in this Agreement. Any and all prior understandings, agreements, representations and/or warranties, oral and/or written, if any, between any of the Parties hereto concerning this Agreement are merged in, and superseded by, this Agreement and completely expresses the full agreement between the parties hereto and has been entered into only after full investigation, no party relying upon any statements, agreements, representations and/or warranties, oral and/or written, made by anyone that is not expressly set forth in this Agreement. No additional terms are implied by usage of trade, by course ofdealing, or by course of performance. In the event of any conflict or inconsistency between the terms and conditions of the main body of this Agreement and those of Schedule A attached hereto, then, in such event, the terms and conditions of such Schedule A attached to this Agreement shall supersede and control over this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be deemed a binding and enforceable original, and all of which together shall be deemed one and the same Agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement and shall be admissible for any and all purposes in any court of law and/or other tribunal.

24. Third Party Beneficiary. Unless this Agreenent expressly states to the contrary, this Agreement may not otherwise be construed to create any third-party beneficiary rights in any other individual, partnership, corporation, or entity.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have each caused to be affixed hereto its or his/her hand and seal as of the Effective Date first indicated above.

LIFEGUARD LICENSING CORP.

By:
Name:
Title:

CANBIOLA, INC.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	Chief Ececutive Officer

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SCHEDULE “A”

1.	Products.

The following Products form part of this Agreement:

Lip care products: balms, moisturizers, cold-sore treatments; and

Topical pain relief products: salves, sprays, and gels including sunburn relief, rashes, abrasions; and

Energy shots, gununy bears and candy, cookies and pastry; and

Non-Alcoholic Beverages: fruit-based drinks, protein type drinks, carbonated type drinks; and

Alcoholic beverages: beer, hard alcohol, and wine; and

EACH AND ALL PRODUCTS MAY OR MAY NOT CONTAIN CBD, may be for

animals (pets) or human use or consumption, and will have appropriate label, analysis, and meet all governmental requirements for each category of products.

Licensee acknowledges and agrees that it will refrain from the manufacture, production, promotion and/or sale of all manner of (i) alcoholic beverages, (ii) energy shots and (iii) pain relief products for animals (pets), until advised further by Licensor.

2.	Exclusivity

Notwithstanding anything express and/or implied to the contrary which may be set forth in the Agreement, an exclusive as to the above mentioned Products in the Territory noted below.

3.	Territory

The following countries shall constitute the Territory:

The United States of America, its territories and possessions, Canada and Mexico

4.	Term

This Agreement shall commence on the date hereof and continue through December 31, 2025. The first annual period shall commence as of the date hereof and end on December 31, 2021. Licensor shall have the right to terminate this Agreement upon notice if Licensee fails to achieve the “Minimum Net Sales” amount for the applicable annual period. Licensee shall have the right to renew this Agreement for (i) an additional five (5) year period provided that Licensee shall have achieved $3,000,000.00 in Net Sales during the final annual period of the initial term and Licensee provides Licensor written notice of Licensee’s intent to renew by no later than September 30, 2025; (ii) for an additional five (5) year period provided that Licensee shall have achieved $10,000,000.00 in Net Sales during the tenth annual period and Licensee provides Licensor written notice of Licensee’s intent to renew by no later than September 30, 2030; and (iii) for an additional five (5) year period provided that Licensee shall have achieved $15,000,000 in Net Sales during the fifteenth annual period and Licensee provides Licensor written notice of Licensee’s intent to renew by no later than September 30, 2035.

5.	Royalty Rate

Licensee shall pay the following royalty rate: six (6%) percent

6.	Guaranteed Minimum Royalty, Guaranteed Minimum Sales and Advance

Guaranteed Minimum Royalty (“GMR”) and Minimum Net Sales (“MNS”) are as follows:

Period	GMR	MNS
First (Date hereof through 12/31/21)	$60,000	$1,000,000
Second (l /1/22 to 12/31/22)	$66,000	$1,100,000
Third (1/1/23 to 12/31/23)	$72,600	$1,210,000
Fourth (1/1/24 to 12/31/24)	$79,860	$1,331,000
Fifth (1/1/25 top 12/31/25)	$87,846	$1,464,100
If Renewed:
Sixth	$96,630	$1,610,510
Seventh	$106,293	$1,771,561
Eighth	$116,923	$1,948,717
Ninth	$128,615	$2,143,588
Tenth	$141,476	$2,357,947
If Renewed:
Eleventh	$155,624	$2,593,742
Twelfth	$171,187	$2,853,116
Thirteenth	$188,305	$3,138,428
Fourteenth	$207,136	$3,452,271
Fifteenth	$227,849	$3,797,498

7.	Product Introduction/Initial Shipment

NIA

8.	Notice Address

If to Licensor:	Lifeguard Licensing Corp.
595 Madison Avenue, Suite 1101
New York, New York 10022
Attn: Chief Executive Officer

With a copy to:	McNiffLaw Group
113 Howland Avenue
Jamestown, RI 02835

If to Licensee:	Canbiola, Inc.,
960 South Broadway, Suite 120
Hicksville, New York 11801